Exhibit 4.3.5

GAN LIMITED

2020 EQUITY INCENTIVE PLAN UK SUB-PLAN

COMPANY SHARE OPTION PLAN (CSOP)

As permitted by Section 3b)(x) of the Plan, the Committee has adopted this UK sub-plan under which Options may be granted to UK employees which provide tax advantageous treatment under UK law. This sub-plan, known as the GAN Limited 2020 Equity Incentive Plan (Company Share Option Plan) is documented in this UK CSOP Schedule and has been drafted to comply with Schedule 4 of the Income Tax (Earnings and Pensions) Act 2003.

This UK CSOP Schedule applies to any grant of Options specified as having been granted under it and will be subject to its terms and conditions. The Plan continues to apply in all other respects but to the extent there is any conflict between the rules of the Plan, this UK CSOP Schedule and Schedule 4, this UK CSOP Schedule and Schedule 4 will apply.

1.	DEFINITIONS

1.1	Terms defined in the Plan will retain their meaning and interpretation for the purposes of this UK Schedule, unless otherwise stated. In addition:

The definition of ‘Affiliate’ shall be deleted.

Associate has the meaning given in paragraph 12 of Schedule 4.

Business Day means a day other than a Saturday, Sunday or public holiday in England when banks in London are open for business.

Condition means any Performance Condition or any other objective condition determined by the Committee on or prior to the Date of Grant of an Option that Vesting is subject to;

Constituent Company means any Group Company nominated by the Committee to be a Constituent Company at the relevant time.

Control has the meaning given to it by section 995 of Income Tax Act 2007.

CSOP means the GAN Limited 2020 Equity Incentive Plan (Company Share Option Plan) as set out in this UK CSOP Schedule.

Eligible Employee means

(a)	any employee of a Constituent Company; and

(b)	any director of a Constituent Company who is required to devote at least 25 hours per week (excluding meal breaks) to their duties;

who in either case:

(c)	does not have a Material Interest (either on their own or together with one or more of their Associates), and has not had such an interest in the last 12 months; and

(d)	has no Associate or Associates that has or (taken together) have a Material Interest, or had such an interest in the last 12 months.

A Consultant is not eligible to participate in the CSOP and, for the purposes of this CSOP, Section 4(a) of the Plan relating to Eligibility is amended accordingly.

Employee means any individual who is an employee or a director of a member of the Group.

Employer Company means the Participant’s employer or former employer as applicable.

Exercise Price means the price at which each Share subject to an Option may be acquired upon the exercise of that Option, which price shall not be manifestly less than the unrestricted Market Value of a Share on the Date of Grant, as determined in accordance with paragraph 22 of Schedule 4.

Existing CSOP Options means all:

(a)	Options granted under this CSOP; and

(b)	options granted under any other Schedule 4 CSOP that has been established by the Company or any of its Associated Companies (as defined in paragraph 35 of Schedule 4),

that can still be exercised.

Existing Option means an option or any other right to acquire or receive Shares granted under any Share Incentive Scheme (including the CSOP), that remains capable of exercise, or in the case of options or rights that do not require exercise, remains capable of satisfaction.

Group Company means the Company and any subsidiary of the Company which is under the Control of the Company or, where the context permits, any one or more of them and references to ‘member of the Group’ shall be construed accordingly.

HMRC means HM Revenue & Customs.

ITEPA 2003 means Income Tax (Earnings and Pensions) Act 2003.

Key Feature means any provision of the CSOP that is necessary to meet the requirements of Schedule 4.

Market Value means the market value determined in accordance with the applicable provisions of Part VIII of the Taxation of Chargeable Gains Act 1992, and any relevant published HMRC guidance, on the relevant date.

If Shares are subject to a Relevant Restriction, Market Value shall be determined as if they were not subject to a Relevant Restriction.

For the purposes of the CSOP, all references to “Fair Market Value” in the Plan will be replaced with this definition of Market Value.

Material Interest means has the meaning given in paragraph 9 of Schedule 4.

NICs means national insurance contributions.

Normal Exercise Date means the earliest date on which the Option may be exercised, unless an earlier event occurs to cause the Option to lapse or become exercisable. This date may not be earlier than the third anniversary of the Grant Date or later than the tenth anniversary of the Grant Date.

Performance Condition means any objective condition that:

(a)	must be met before an Option (or any part of it) Vests; and/or

(b)	provides that the extent to which an Option Vests shall be determined by reference to performance over a certain period measured against specified targets.

Personal Data means any personal information which could identify a Participant including Options held under the CSOP, the Plan or under any other Share Incentive Scheme operated by the Company.

Redundancy has the meaning given by the Employment Rights Act 1996.

Relevant Restriction means any provision included in any contract, agreement, arrangement or condition to which any of sections 423(2), 423(3) and 423(4) of ITEPA 2003 would apply if references in those sections to employment-related securities were references to Shares.

Restriction means any (a) law; or (b) regulation with the force of law; or (c) rule of an investment exchange on which Shares are listed or traded, or any other non-statutory rule that binds the Company or with which the Committee has resolved to comply.

Rollover Period means any period during which Options may be exchanged for options over shares in another company (under paragraph 26 of Schedule 4, rule 10.5 and rule 10.6).

Schedule 4 means Schedule 4 to ITEPA 2003.

Schedule 4 CSOP means a share plan that meets the requirements of Schedule 4.

Share Incentive Scheme means any arrangement to provide employees and/or directors with shares.

Shares means ordinary shares of the Company, par value of $0.01, and any other securities into which such shares are changed, for which such shares are exchanged or which may be issued in respect thereof but in all cases that satisfies the requirements of paragraphs 16 to 18 and paragraph 20 of Schedule 4.

Subsidiary means a subsidiary as defined in section 1159 of the Companies Act 2006.

Tax Liability means the total of:

(a)	any income tax and primary class 1 (employee) national insurance contributions (or their equivalents in any jurisdiction) for which any Employer Company is or may be liable to account (or reasonably believes it is or may be liable to account) as a result of any Taxable Event; and

(b)	to the extent agreed with the Participant, any employer national insurance contributions (or similar liability in another jurisdiction) that any Employer Company is, or may be, liable to pay (or reasonably believes it is or may be liable to pay) as a result of any Taxable Event and that can be recovered lawfully from the Participant.

Taxable Event means any event or circumstance that gives rise to a liability for the Participant to pay income tax, NICs or both (or their equivalents in any jurisdiction) in respect of:

(a)	the Option, including its exercise, assignment or surrender for consideration, or the receipt of any benefit in connection with it;

(b)	any Shares (or other securities or assets):

(i)	earmarked or held to satisfy the Option;

(ii)	acquired on exercise of the Option;

(iii)	acquired as a result of holding the Option;

(iv)	acquired in consideration of the assignment or surrender of the Option;

(v)	any securities (or other assets) acquired or earmarked as a result of holding Shares (or other securities or assets) mentioned in (b);

(vi)	entering into an election under section 430 or 431 of ITEPA 2003; or

(vii)	any amount due under PAYE in respect of securities or assets within (a) to (d) above, including any failure by the Participant to make good such an amount within the time limit specified in section 222 of ITEPA 2003.

Vest means the part of an Option that becomes capable of being exercised in accordance with this CSOP and “Vesting” and “Vested” shall be construed accordingly.

Vesting Date means the date on which an Option Vests and if there is a Vesting schedule, the date on which any part of an Option Vests each constitutes a Vesting Date.

1.2	Rule headings shall not affect the interpretation of this CSOP.

1.3	In this CSOP, any reference to a statutory provision is a reference to it may from time to time be consolidated, amended or re-enacted and will include a reference to any subordinate legislation or regulation created under it.

1.4	Wherever the context so admits or requires, the singular will include the plural and vice versa and the masculine will include the feminine.

2.	GRANT OF OPTIONS

2.1	Subject to the rules of this CSOP and the Plan, the Company may grant Options to any Eligible Employee it chooses at any time. However, such grant may not be made at any time when that grant would be prohibited by, or in breach of any Restriction.

2.2	An Option shall be granted by the Company executing an Option Agreement as a deed in a form approved by the Committee from time to time. Each Option Agreement shall be sent to the relevant Participant and shall specify (without limitation):

2.2.1	the Date of Grant;

2.2.2	the number and class of the Shares over which the Option is granted;

2.2.3	the Exercise Price;

2.2.4	the Vesting Date;

2.2.5	the Normal Exercise Date;

2.2.6	details of any Condition(s);

2.2.7	details of any restrictions attaching to the Shares under Option; and

2.2.8	such other information as the Committee considers appropriate.

2.3	No amount shall be paid by a Participant for the grant of an Option.

3.	INDIVIDUAL LIMITS ON GRANTS

The grant of an Option under this CSOP shall be limited and take effect so that the total Market Value (at the relevant Dates of Grant) of Shares subject to all Existing CSOP Options held by the relevant Eligible Employee and the new Option does not exceed £30,000 (or any other amount specified in paragraph 6 of Schedule 4 at the relevant time).

4.	Assignment or TRANSFER OF OPTIONS

4.1	Section 4(o) of the Plan applies in relation to the assignment or transfer of Options.

5.	LAPSE OF OPTIONS

5.1	Unless rule 7.2 applies, an Option (or part of an Option as applicable) shall lapse on the earliest of the following:

5.1.1	to the extent that any Condition has not been satisfied or is no longer capable of being satisfied; or

5.1.2	the lapse date specified in the Option Agreement; or

5.1.3	the expiry of any time limit for the exercise of an Option specified in rule 7; or

5.1.4	in accordance with rule 10; or

5.1.5	save as provided by rule 7.3, when a Participant ceases to be an Eligible Employee; or

5.1.6	if any part of rule 10 applies, the time specified for the lapse of the Option under that part of rule 10; or

5.1.7	when the Participant becomes bankrupt under Part IX of the Insolvency Act 1986, or applies for an interim order under Part VIII of the Insolvency Act 1986, or proposes or makes a voluntary arrangement under Part VIII of the Insolvency Act 1986, or takes similar steps, or is similarly affected, under laws of any jurisdiction that correspond to those provisions of the Insolvency Act; or

5.1.8	any other circumstance as provided for under the rules of the Plan.

5.2	If rule 7.2 applies, the Option shall lapse on the first anniversary of the Participant’s death.

6.	EXERCISE OF OPTIONS

6.1	A Participant may exercise an Option from the earliest of:

6.1.1	the Normal Exercise Date;

6.1.2	the time it becomes exercisable under rule 7; and

6.1.3	the time it becomes exercisable under rule 10.

6.2	A Participant may only exercise an Option to the extent that it (or any part of it) has Vested.

6.3	A Participant may not exercise an Option when its exercise is prohibited by, or would be a breach of any Restriction.

6.4	A Participant may not exercise an Option at any time when the Participant:

6.4.1	has a Material Interest (any interests of the Participant’s Associates being treated as belonging to the Participant for this purpose); or

6.4.2	had a Material Interest in the 12 months before that time (any interests of the Participant’s Associates being treated as having belonged to the Participant for this purpose).

7.	TERMINATION OF EMPLOYMENT

7.1	For the avoidance of doubt, the provisions at Section 4(e) of the Plan will apply for the purposes of this CSOP other than where expressly varied below.

7.2	Notwithstanding any other rule of the Plan or this CSOP, if a Participant dies, the Participant’s personal representatives may exercise the Option over the Vested portion of the Participant’s Option during the period of 12 months following the Participant’s death. If the Option is not exercised, it will lapse on the first anniversary of the Participant’s death.

7.3	A Participant who ceases to be an Employee before an applicable Vesting Date due to any of the following reasons, may exercise the Vested portion of their Option during the period of six months following the date the Participant ceased to be an Employee:

7.3.1	injury, ill-health or disability (evidenced to the satisfaction of the Committee);

7.3.2	retirement;

7.3.3	redundancy (within the meaning of the UK Employment Rights Act 1996);

7.3.4	the Participant’s employer ceasing to be a Group Company;

7.3.5	the transfer of the business that employs the Participant to a person that is not a Group Company; or

7.3.6	any other circumstances at the discretion of the Committee (acting fairly and reasonably).

At the end of the six month period, to the extent the Option has not been exercised, it shall lapse automatically.

7.4	A Participant shall not be regarded as ceasing to be an Employee until the Participant is no longer an employee or director of any Group Company.

8.	MANNER OF EXERCISE OF OPTIONS

8.1	An Option shall be exercised, whether in whole or in part, by the Participant giving a written exercise notice to the Company (in the form prescribed by the Company from time to time), that shall:

8.1.1	set out the number of Shares over which the Participant wishes to exercise the Option; and

8.1.2	include the Participant’s agreement to pay any Tax Liability in accordance with rule 9.

8.2	Any exercise notice shall be accompanied by:

8.2.1	payment of an amount equal to the Exercise Price multiplied by the number of Shares specified in the notice. Payment shall be payable in cash (or cheque) or to the extent the Committee permits, through Cashless Exercise. However, Sections 7(b) and (d) are disapplied for the purposes of the CSOP; and

8.2.2	any payment required under rule 9; and/or

8.2.3	any documents relating to arrangements or agreements required under rule 9.

9.	TAX LIABILITIES

9.1	The Participant shall indemnify the Employer Company in respect of any Tax Liability.

9.2	A Participant may not exercise an Option unless the Participant:

9.2.1	agrees, in writing, to pay the Tax Liability to the Employer Company; and

9.2.2	has made arrangements, satisfactory to the Employer Company or Company, to pay the Tax Liability (including any arrangements made in accordance with Section 15 of the Plan except that Net Exercise may not be applied).

9.3	Without prejudice to Section 15, if a Participant does not pay the Tax Liability within 7 days of exercise, the Company or Employer Company as appropriate, may:

9.3.1	if the Shares are readily saleable at the time, retain and sell such number of Shares on behalf of the Participant as is necessary to meet the Tax Liability and any costs of sale; or

9.3.2	deduct the amount of any Tax Liability from any payments of remuneration made to the Participant on or after the date on which the Tax Liability arose. However, in the case of NICs, the Employer Company may only withhold such amount as is permitted by the Social Security Contributions Regulations 2001 (SI 2001/1004).

The Participant’s obligations under rule 9.1 shall not be affected by any failure of the Company or Employer Company to withhold shares or deduct from payments of remuneration under this rule.

9.4	At the request of the Employer Company, at any time before exercise of the Option, the Participant must:

9.4.1	elect, to the extent permitted by law, and using a form approved by HMRC, that the whole or any part of the liability for employer NICs arising as a result of a Taxable Event shall be transferred to the Participant; and/or

9.4.2	execute a tax election under section 431(1) of ITEPA to disapply fully the provisions of Chapter 2 of Part 7 of ITEPA in respect of restricted securities in such form as is approved by or agreed with HMRC under the terms of section 431(5) of ITEPA.

9.5	Participants shall have no rights to compensation or damages on account of any loss in respect of Options or this CSOP where such loss arises (or is claimed to arise), in whole or in part, from this CSOP ceasing to be a Schedule 4 CSOP.

10.	CHANGE OF CONTROL

10.1	For the purposes of this rule 10 and notwithstanding the provisions in Section 13 of the Plan, a Change of Control shall mean the following:

10.1.1	a person (the Controller) obtaining Control of the Company as a result of:

(a)	making a general offer to acquire the whole of the issued share capital of the Company (except for any capital already held by the Controller or any person connected with the Controller) that is made on a condition such that, if it is satisfied, the person making the offer will have Control of the Company; or

(b)	making a general offer to acquire all the shares in the Company (except for any shares already held by the Controller or any person connected with the Controller) that are of the same class as the Shares; or

10.1.2	the court sanctioning a compromise or arrangement under section 899 of the Companies Act 2006 that is applicable to or affects:

(a)	all the ordinary share capital of the Company or all the Shares of the same class as the Shares to which the Option relates; or

(b)	all the Shares, or all the Shares of that same class, which are held by a class of shareholders identified otherwise than by reference to their employment or directorships or their participation in a Schedule 4 CSOP; or

10.1.3	shareholders becoming bound by a non-UK reorganisation (as defined by paragraph 35ZA of Schedule 4) that is applicable to or affects:

(a)	all the ordinary share capital of the Company or all the Shares of the same class as the Shares to which the Option relates; or

(b)	all the Shares, or all the Shares of that same class, which are held by a class of shareholders identified otherwise than by reference to their employment or directorships or their participation in a Schedule 4 CSOP; or

10.1.4	a person becomes bound or entitled to acquire Shares under sections 979 to 985 of the Companies Act 2006.

10.2	Subject to rule 10.5 and rule 10.12, an Option may be exercised, to the extent the Option has Vested on the date of the Change of Control (unless the Committee agrees in its absolute discretion to increase the level of Vesting):

10.2.1	within six months of a Change of Control occurring under rule 10.1.1, 10.1.2 or 10.1.3;

10.2.2	at any time after a Change of Control occurring under rule 10.1.4, continuing for as long as that person remains so bound or entitled.

The Committee may determine that the Option shall lapse when it ceases to be exercisable under this rule 10.2.

10.3	If a Change of Control as specified in any of rules 10.1.1, 10.1.2, 10.1.3 or 10.1.4 occurs and, as a result of the Change of Control, Shares will no longer satisfy the requirements of Part 4 of Schedule 4, the Committee may permit Participants to exercise Options (to the extent they have Vested on the date of the Change of Control (unless the Committee agrees in its absolute discretion to increase the level of Vesting)) during the period of 20 days following the Change of Control. Options that are not exercised within this period will lapse at the expiry of 20 days following the Change of Control.

10.4	If the Committee reasonably expects a Change of Control to occur, the Committee may make arrangements to permit Options to be exercised for a period of 20 days ending with the Change of Control. If an Option is exercised under this rule 10.4, it will be treated as having been exercised in accordance with rule 10.2.

If the Committee makes arrangements for the exercise of Options under this rule 10.4 and if the Change of Control does not occur within 20 days of the date of purported exercise, the Option shall be treated as not having been exercised.

10.5	If, as a result of a Change of Control, a company has obtained Control of the Company, each Participant may, by agreement with that company (Acquiring Company) within the Rollover Period, release each Option (Old Option) for a replacement option (New Option). A New Option shall:

10.5.1	be over shares that satisfy the requirements of paragraphs 16 to 20 of Schedule 4 in the Acquiring Company (or some other company falling within paragraph 27(2)(b) of Schedule 4); and

10.5.2	be a right to acquire such number of those shares as have, immediately after grant of the New Option, a total Market Value substantially the same as the total Market Value of the shares subject to the Old Option immediately before its release; and

10.5.3	have an exercise price per share such that the total price payable on complete exercise of the New Option is substantially the same as the total price that would have been payable on complete exercise of the Old Option; and

10.5.4	so far as practicable, be on terms otherwise identical to the Old Option immediately before the Old Option’s release.

10.6	Any Rollover Period shall have the same duration as the applicable appropriate period defined in paragraph 26(3) of Schedule 4.

10.7	Any New Option granted under rule 10.5 shall be treated as having been acquired at the same time as the relevant Old Option for all other purposes of this CSOP.

10.8	This CSOP shall be interpreted in relation to any New Options as if references to:

10.8.1	the Company (except for those in the definitions of Constituent Company and Group Company) were references to the Acquiring Company (or to any other company whose shares are subject to the New Options, as the context may require); and

10.8.2	the Shares were references to the shares subject to the New Options.

10.9	The Company will remain the scheme organiser of this CSOP (as defined in paragraph 2(2) of Schedule 4) following the release of Options and the grant of New Options under rule 10.5.

10.10	The Acquiring Company shall issue (or procure the issue of) an Option Agreement for each New Option.

10.11	In this rule 10 (other than rule 10.5), a person shall be deemed to have obtained Control of a company if they, and others acting with them, have obtained Control of it together.

10.12	If a Change of Control takes place in the course of any corporate reconstruction or reorganisation under which the ultimate beneficial ownership of the business of the Group Companies will remain the same, and the company that obtains Control offers to grant New Options in accordance with rule 10.5, then rule 10.2 shall not apply and all Old Options shall lapse at the end of the Rollover Period to the extent that they are not released under rule 10.5.

10.13	The Committee shall notify Participants of any event that is relevant to Options under this rule 10 within a reasonable period after the Committee becomes aware of it.

11.	adjustments

11.1	In accordance with Section 12(a) of the Plan, if there is any variation of the share capital of the Company (whether that variation is a capitalisation issue (other than a scrip dividend), rights issue, consolidation, subdivision or reduction of capital or otherwise) that affects (or may affect) the value of Options to Participants, the Committee may adjust the number and description of Shares subject to each Option and/or the Exercise Price of each Option in a manner that the Committee, in its reasonable opinion, considers to be fair and appropriate. However:

11.1.1	adjustments to the Exercise Price may only be made in accordance with the provisions of paragraph 22 of Schedule 4;

11.1.2	any adjustment to the number of Shares may be made only in accordance with either paragraph 22 of Schedule 4 or a mechanism notified to the Participant at grant;

11.1.3	the total market value of the Shares subject to the Option is, immediately after the variation of share capital, substantially the same as immediately before the variation of share capital; and

11.1.4	the total amount payable on exercise of an Option immediately after the variation of Share Capital must be substantially the same as immediately before the variation of share capital.

12.	ADMINISTRATION , duration AND AMENDMENT

For the avoidance of doubt, this CSOP incorporates the administration, duration and amendment provisions at Sections 3 and 16 of the Plan. However, in addition, no amendment may be made to a Key Feature of this CSOP if, as a result of the amendment, the Plan would no longer be a Schedule 4 CSOP.

13.	GENERAL

The provisions of Sections 4(f) of the Plan shall be deleted for the purposes of this CSOP.

14.	THIRD PARTY RIGHTS

A person who is not a party to the Option shall not have any rights under or in connection with it as a result of the Contracts (Rights of Third Parties) Act 1999 except where such rights arise under any provision of this CSOP for any Employer Company of the Participant which is not a party.

This does not affect any right or remedy of a third party which exists, or is available, apart from that Act.

15.	DATA PROTECTION

By participating in this CSOP, a Participant acknowledges that, for the purpose of operating this CSOP, the Company and/or any Group Company will collect and process information relating to Participants in accordance with the Company’s privacy notice.